Exhibit 16.1

May 13, 2010

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously engaged as the independent registered public accounting firm to audit the consolidated financial statements of SearchMedia Holdings Limited (the “Company”) as of and for the year ended December 31, 2009. On May 7, 2010, we resigned. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated May 13, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that: (1) the Company’s Audit Committee engaged Bernstein & Pinchuk LLP, an independent member of the BDO Seidman Alliance (“B&P”), as the Company’s independent registered public accounting firm effective May 12, 2010 and (2) that B&P was not consulted regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written or oral advice was provided that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/KPMG
Hong Kong, China